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                                                                     EXHIBIT 8.2


                   [LETTERHEAD OF McDERMOTT WILL & EMERY]




                                                              July 13, 2001




Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia  30303


Ladies and Gentlemen:

                  We have acted as special tax counsel to Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific"), in connection with the distributions (the "Distributions") of all the outstanding stock of six wholly-owned subsidiaries of Georgia-Pacific (specifically, North American Timber Corp., GPW Timber, Inc., GNN Timber, Inc., NPI Timber, Inc., NPC Timber, Inc., and LRFP Timber, Inc. (collectively, the "Spincos")) to the holders of the class of Georgia-Pacific common stock that tracks the performance of The Timber Company (the "TGP Stock") in complete redemption of such TGP Stock, and the subsequent mergers (the "Mergers") of the Spincos with and into Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), pursuant to the Agreement and Plan of Merger, dated as of July 18, 2000, as amended as of June 12, 2001, by and among
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Georgia-Pacific, Plum Creek, and the Spincos (the "Merger Agreement"). We are
rendering this opinion pursuant to section 6.08(a) of the Merger Agreement.

                  In connection with rendering our opinion, we have reviewed and relied on (i) the Merger Agreement, including all exhibits and schedules thereto, (ii) the Registration Statement (File No. 333-47708) as filed by Georgia-Pacific and Plum Creek with the Securities and Exchange Commission (the "Commission") on October 11, 2000, Amendment No. 1 thereto as filed with the Commission on June 21, 2001, and Amendment No. 2 thereto as filed with the Commission on the date hereof, in each case including all exhibits and schedules thereto (collectively, the "Registration Statement"), and (iii) such other records, documents, certificates, and instruments as in our judgment were necessary or appropriate to enable us to render the opinion set forth below.

                  In addition, we have assumed that (i) the Distributions and Mergers will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement and that none of the terms or conditions contained therein will be or have been waived or modified in any respect prior to the effective times of the Distributions and Mergers, (ii) the Merger Agreement, the Registration Statement, and such other documents and records as we have considered reflect all of the material facts relating to the Distributions and Mergers, (iii) the statements concerning the Distributions and Mergers set forth in

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the Registration Statement and other documents referred to herein, including the purposes of the parties for consummating the Distributions, are, and as of the effective times of the Distributions and Mergers will be, true and complete,
(iv) the representations made to us by Georgia-Pacific, Plum Creek, and the Spincos in connection with the Distributions and Mergers (in the form of the Officers' Certificates dated as of the date hereof, including the exhibits thereto) and delivered to us for purposes of this opinion are, and as of the effective times of the Distributions and Mergers will be, true, (v) the representations made to us by Southeastern Asset Management, Inc. in a letter dated July 6, 2001, and delivered to us for purposes of this opinion are, and as of the effective times of the Distributions and Mergers will be, true, (vi) any representation or other statement in the Officers' Certificates or the other documents referred to herein is, and as of the effective time of the Distributions and Mergers will be, true without regard to any qualification as to knowledge or belief, (vii) no actions have been, or will be, taken that are inconsistent with any representation or other statement contained in the Officers' Certificates or any other document referred to herein, and (viii) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective times of the Distributions and Mergers) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not independently verified any factual matters relating to the Distributions or Mergers in

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connection with the preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

                  Based on the foregoing and subject to the exceptions, qualifications, and limitations set forth herein, we are of the opinion that, for United States Federal income tax purposes:

                  (1) the Distributions will be distributions of stock within the meaning of sections 355(a) and (c) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (2) no gain or loss will be recognized by Georgia-Pacific as a result of the Distributions, except as may result from the recognition of any intercompany gain or loss (as defined in Treasury Regulation sections 1.1502-13 and 1.1502-14), in connection with the Spincos ceasing to be members of the Georgia-Pacific consolidated group;

                  (3) no gain or loss will be recognized by, and no amount will be required to be included in the income of, the holders of TGP Stock solely as a result of their exchange of TGP Stock for the stock of the Spincos in the Distributions;

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                  (4) the tax basis of the stock of each of the Spincos received by each holder of TGP Stock pursuant to the Distributions will equal the basis of the TGP Stock surrendered in exchange therefor;

                  (5) the holding period of the stock of each of the Spincos received by each holder of TGP Stock pursuant to the Distributions will include the holding period of the TGP Stock surrendered in exchange therefor, provided such TGP Stock was held as a capital asset, as defined in section 1221 of the Code, in the hands of the holder;

                  (6) the Mergers will be treated as reorganizations within the meaning of section 368(a) of the Code;

                  (7) Plum Creek and each of the Spincos, respectively, will be parties to a reorganization; and

                  (8) the Mergers will not alter the conclusions expressed in
(1),  (2),  (3),  (4), and (5) above.

                  Our opinion is based on an analysis of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions, and other applicable authorities as of the date hereof. The analysis of the Federal income tax consequences of the proposed transaction involves a careful application of the relevant legal standards to the facts related to the Distributions

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and the Mergers. In addition, the fact pattern of a split-off followed by a merger into a REIT presents novel legal and factual issues. The legal analysis of the Distributions and Mergers is particularly dependent on the accuracy and completeness of the facts, information, covenants, representations, and warranties contained in the documents described herein. Thus, any change or inaccuracy in such facts, information, covenants, representations, or warranties (including, without limitation, events occurring subsequent to the effective times of the Distributions and Mergers) could affect the conclusion stated herein. Our opinion is not binding on, and does not foreclose the possibility of a contrary determination by, the Internal Revenue Service ("Service") or by a court of competent jurisdiction, or of a contrary position by the Service or Treasury Department in regulations or rulings issued in the future. Furthermore, Congress can change the tax laws and can do so retroactively. By rendering our opinion, we do not undertake to advise you of any changes in any law that may occur after the date of this opinion.

                  You and Plum Creek filed a request for favorable rulings from the Service with respect to the treatment of the Distributions as tax-free exchanges under section 355. Despite initial non-binding indications that favorable rulings were possible, the Service ultimately declined to issue the rulings that you and Plum Creek requested. Based on our discussions with personnel of the Service during the effort to obtain the rulings, and on a letter dated June 12, 2001, from the Service to your representative, Stephen E. Wells, we believe that the Service's unwillingness to issue the rulings

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was based on its view that the proffered evidence as to the business purposes for the Distributions did not satisfy the high standard of proof (I.E., "clear and convincing evidence") required by the Service only in connection with requests by taxpayers for favorable rulings regarding tax-free spin-offs involving REITs and other tax-advantaged entities. SEE Rev. Proc. 96-30,
Section 4.04(5), 1996-1 C.B. 696, 704. These discussions also led us to believe that the Service's reason for declining to issue the rulings is not a belief by the Service that the proposed transactions do not satisfy the applicable substantive legal requirements under section 355. In this regard, the "clear and convincing evidence" standard of proof for the ruling process is not applicable to a taxpayer's proof of facts during the audit process or any judicial proceeding, where the burden of proof is less burdensome. Although we continue to believe that the proffered evidence as to the business purposes for the Distributions meets the high standard for the ruling process, given the highly subjective and discretionary nature of such a standard, the Service generally has broad discretion with respect to issuing rulings requested by taxpayers. It is not possible to predict whether the efforts of the parties to obtain the rulings will cause the Distributions to be subject to greater scrutiny or challenge by the Service.
Notwithstanding the Service's unwillingness to rule, however, we are willing to render the opinion set forth herein.

                  This opinion relates solely to the material United States Federal income tax consequences of the Distributions and Mergers. Our opinion does not,

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however, address United States Federal income tax consequences that may vary with, or are contingent on, a shareholder's individual circumstances. In addition, our opinion does not address any non-income, foreign, state, or local tax consequences of the Distributions or the Mergers.

                  Our opinion is rendered to Georgia-Pacific solely in connection with the Distributions and the Mergers and may not be relied on, used, circulated, quoted, or referred to by Georgia-Pacific for any other purpose or relied on by, or furnished to, any other person (except for governmental authorities) without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933 (the "Act"), we hereby consent to the use of our name under the heading "Material U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,

                                       /s/ McDermott Will & Emery